Exhibit 10.55

HYATT INTERNATIONAL HOTELS

RETIREMENT PLAN

Covering Amounts Earned and Vested Outside U.S.

SECTIONS		PAGE

1	DEFINITIONS	1

2	PARTICIPATION	7

3	CONTRIBUTIONS	10

4	RETIREMENT	13

5	AMOUNT OF RETIREMENT BENEFIT	14

6	IN THE EVENT OF DISABILITY	16

7	IN THE EVENT OF DEATH	17

8	IN THE EVENT OF TERMINATION OF EMPLOYMENT	19

9	BENEFIT WITHHOLDING	22

10	MISCELLANEOUS	25

11	TERMINATION AND MERGER	31

12	AMENDMENT	34

13	ADOPTION OF PLAN BY SUCCESSOR	35

14	INSOLVENCY OR BANKRUPTCY OF ANY COMPANY	36

15	TRANSFER OF BENEFIT RIGHTS	39

SECTION 1

DEFINITIONS

Deed of Variation 07/03/01

In addition to the definitions contained in the governing Trust Deed, the following words and phrases, as used herein, shall have the following meanings, unless a different meaning is plainly required by the context:

	1.1	“Actuary” means one of the following as appointed by the Trustee:

(a) a Fellow of the Society of Actuaries or a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries or

(b) a firm consisting of two or more Fellows of the Institute of Actuaries and/or Fellows of the Faculty of Actuaries or

(c) an employer whose business in whole or in part consists of supplying advice of an actuarial nature which has been given to it by a Fellow of the Institute of Actuaries or a Fellow of the Faculty of Actuaries who is an employee or a director in his capacity as such Fellow.

	1.2	“Administrator” means the person, firm or organisation appointed by the Trustee with the approval of the Companies to carry out such duties as the Trustee shall decide to ensure the proper administration of this Plan.

	1.3	“Associated Employer” shall have the meaning set out in the governing Trust Deed.

	1.4	“Company or Companies” shall have the meaning set out in the governing Trust Deed.

Deed of Variation 07/03/01	1.5	As from 1st January 2000 “Compensation” for Participants shall mean the U.S. dollar amount or equivalent as declared to the Trustee of Benefit Compensation as computed below:

(a)	Benefit Compensation definitions for Group 1 and Group 2 General Manages and Managers are as follows:

(i)	Benefit Compensation definitions will be based on the Hotel Grade rather than individual compensation.

(ii)	Hotel Grade means a hotel will be categorised as either Grade 1, Grade 2 or Grade 3 as determined by senior management of Hyatt International Corporation and its foreign subsidiaries.

(iii)	Compensation Range means the minimum and maximum salary applicable to that Grade of hotel. The Range will be adjusted periodically based on various factors as determined by said senior management.

(iv)	The Mid-point of the Compensation Range means the arithmetic mean between the minimum and maximum of the Range for a hotel Grade.

(b)	The Benefit Compensation for Group 1 and Group 2 General Managers and Managers shall be the Mid-point Range of the Grade of hotel at which the General Manager is employed. Division, Area and Regional allowances will be added to Benefit Compensation at gross. Payments under the Hotel Incentive Compensation Programme are excluded from Benefit Compensation.

(c)	Exclusions to Gross Compensation salary will be payments under the Hotel Incentive Compensation Programme. Housing, food, hardship and other similar type allowances shall not be considered compensation.

(d)	Group 1 and Group 2 Corporate or Division Office Personnel paid on a net basis, but not employed by a Hotel, shall have their net Compensation (including annual bonus) grossed up by 60% (sixty per cent) for purpose of computing Benefit Compensation.

Compensation for Participants other than those subject to (a) through (d) as indicated above, will mean the U.S. dollar amount or equivalent as declared to the Trustee of the basic annual salary (inclusive of local bonus if applicable by law or custom) plus any division, area or region allowance. If any part of Compensation is paid on a net of tax basis, that part shall be gross up by 60% (sixty per cent) for computing Benefit Compensation for the purposes of this Plan. Housing, food, hardship and other similar type allowances shall not be considered compensation”.

1.6	“Contributions” means the monetary amounts payable into the Plan in respect of each Participant by each Associated Employer and Company as decided by the Companies.

1.7	“Credited Employment” means the period of employment of a Participant with an Associated Employer or Company since the last date of hire, plus service with such other predecessor employer as decided by the Companies. The transfer of a Participant from the employment of one Associated Employer or Company to the employment of another Associated Employer or Company shall not constitute a break in Credited Employment.

1.8	“Disability” means the incapacity of a Participant through illness or injury to such an extent that it gives rise to the Participant receiving an income benefit from the Long Term Disability Plan.

1.9	“Early Retirement Date” means the date on which a Participant’s Credited Employment ends due to termination of employment, provided such date is not earlier than the Participant’s 50th birthday and before his Normal Retirement Date.

1.10	“Enrolment Form” means the form prescribed from time to time by the Trustee for the purposes of enrolling an eligible Participant in the Plan.

1.11	“Executive” means an employee designated as such by the Companies and who receives from an Associated Employer or Company Compensation other than a pension, retainer or fee under contract for special services.

1.12	“Investment Manager” shall have the meaning set out in the governing Trust Deed.

1.13	“Long Term Disability Plan” means The Hyatt International Hotels Long Term Disability Plan or such similar plan serving the same purpose as may be in force from time to time.

1.14	“Normal Retirement Date” means the first day of the month coincident with or next following a Participant’s 60th birthday.

1.15	“Participant” means any Executive who meets the requirements for participation as provided in Section 2 (Participation) of these Rules.

1.16	“Plan” for the purposes of these rules means The Hyatt International Hotels Retirement Plan as herein embodied.

1.17	“Plan Year” means the 12 month period that commenced on January 1st, 1980 and each 12 month period thereafter.

1.18	“Postponed Retirement Date” means the date a Participant eventually retires from Credited Employment after his Normal Retirement Date.

1.19	“Quarter Day” means January 1st, April 1st, July 1st and October 1st in each Plan Year.

1.20	“Retirement Account” means the value of a Participant’s account under the Plan at any time and shall consist of Contributions and Voluntary Contributions paid into the Plan for or on his behalf, interest and/or investment earnings thereon or related thereto and any additional amounts awarded by the Trustee from the Surplus or other general funds of the Plan.

1.21	“Surplus” means the amount by which the assets of the Plan exceed its liabilities as determined at the end of each Plan Year.

1.22	“Trustee” means the trustee or trustees appointed under the governing Trust Deed.

1.23	“Vested Interest” means the portion of a Participant’s Retirement Account in which he has accrued inalienable rights.

1.24	“Voluntary Contributions” means the monetary amounts paid into the Plan from time to time on behalf of a Participant either (a) as a personal contribution from his own resources or (b) from payroll reduction or deduction, which amounts shall increase his Retirement Account without any liability on any Associated Employer or Company to increase its Contribution.

1.25	“Ex-Spouse” means an individual in respect of whom an Ex-Spouse Retirement Account has been established in accordance with Sub-Section 10.14

1.26	“Ex-Spouse Participant” is an Ex-Spouse who is also a Participant.

1.27	“Ex-Spouse Retirement Account” means the amount defined in Sub-Section 10.14.

1.28	“Relevant Date” means the date of effect of the Benefit Sharing Order in respect of a Benefit Debit Member.

	1.29	“Benefit Debit” means a debit arising from a Benefit Sharing Order.

	1.30	“Benefit Debit Member” means a member whose benefits have been permanently reduced by a Benefit Debit.

	1.31	“Ex-Spouse’s Vested Interest” means the portion of an Ex-Spouse Retirement Account upon which inalienable rights have been conferred on the Ex-Spouse.

	1.32	“Benefit Sharing Order” means any legally binding order, agreement or equivalent provision provided to the Trustee and the Advisory Committee with the sole intent of splitting a Participant’s benefits following a divorce.

Deed of Variation 14/11/05 and 07	1.33	“Affiliated US Hotel Chain” means Hotels managed, leased or owned by Global Hyatt Corporation.
	1.34	“New US Plan” means the Hyatt International Corporation New US Retirement Plan.

SECTION 2

PARTICIPATION

2.1	Eligibility: An Executive shall be eligible to become a Participant from the first of the month coincident with or next following his appointment as an Executive, provided he shall then have completed one year of Credited Employment, and is not resident in the Islands of Guernsey, Alderney or Herm.

If an Executive shall not have already completed one year of Credited Employment on the date of his appointment as an Executive, he shall be eligible to become a Participant effective from the first day of the month following completion of one year of Credited Employment.

In respect of any re-hired Executive who was a previously a Participant, any prior period of Credited Employment shall count as a period of current Credited Employment for the purposes of determining eligibility as a Participant, the Contributions payable and the amount of Vested Interest.

Such prior period of Credited Employment shall be limited to a date not more than 5 (five) years prior to the date of re-hire, unless the Companies determine an earlier date shall apply.

Effective on and from January 1, 1993 the requirement to complete one year of Credited Employment shall no longer apply for an Executive to be eligible to become a Participant. An Executive appointed as an Executive on or after January 1, 1993 shall be eligible to become a Participant from the first day of the month coincident with or next following his appointment as an Executive. An Executive who was appointed as an Executive prior to January 1, 1993 but as of January 1, 1993 is not a Participant because he shall not then have completed one year of Credited Employment, shall be eligible to become a Participant on and from January 1, 1993.

	2.2.	Participation: An eligible Participant shall be offered participation in the Plan by his Associated Employer or Company and a completed Enrolment Form shall be submitted to the Administrator for the purposes of enrolling the Participant in the Plan.

Participation in the Plan shall require each Associated Employer or Company to pay the Contributions required from time to time in respect of the Participant effective from the eligible date of entry into the Plan recorded on the Enrolment Form.

	2.3	Benefits at risk: A Participant may elect in writing to the Trustee to have his benefit entitlement in his Retirement Account at risk in accordance with the provisions of Section 14 of these Rules.

Such an election may be made in writing to the Trustee on enrolment into the Plan or on any January 1 thereafter.

Elections may be revoked in writing to the Trustee on any January 1 in any year following the making of an election.

Deed of Variation 29/2/00		Benefits shall continue to be at risk notwithstanding termination of the employment of a Participant until such time as the benefit entitlement has been paid to the Participant or other such Beneficiary or the election is revoked by the Participant or his personal representative.

Deed of Variation 14.11.05	2.4	Change of Status: If a Participant shall cease to be eligible to remain a Participant of the Plan due to his ceasing to be an Executive or transfer to employment with the Affiliated US Hotel Chain or for any other reason accepted by the Trustee, the liability of the Associated Employer or Company to pay Contributions into the Plan shall cease as of the date the Participant ceases to be eligible to participate.

Deed of Variation 14.11.05 and 06.09.07	In such a case, the Participant shall be treated as an inactive Participant and his Retirement Account shall be held under the Plan provided he remains in the employ of an Associated Employer or Company or of the Affiliated US Hotel Chain. With the agreement of the Trustees and the Companies such an inactive Participant may be treated as having terminated employment and may be treated under Section 8.

If an inactive Participant shall later become eligible to be a full Participant, Contributions shall be payable by the Associated Employer or Company from the subsequent date of eligibility to become a full Participant.

SECTION 3

CONTRIBUTIONS

3.1	Contributions: Each Associated Employer and Company shall pay or cause to be paid Contributions into the Plan in respect of each full Participant of such amount as shall be determined by the Companies from time to time and in such manner and frequency as the Trustee shall determine.

3.2	Contribution Schedule: Effective January 1, 1990 each Associated Employer and Company shall pay Contributions in respect of each full Participant according to the following schedule, with the applicable percentage being applied to the Compensation prevailing from time to time:

	Accrued Years of Credited Employment
Age of Participant	1 – 4	5 –9	10 –14	15 –19	20 –24	25 - 29	30+
Under 30	5%	5.5%	6%	—	—	—	—
30 - 34	6%	6.5%	7%	7.5%	—	—	—
35 - 39	7%	7.5%	8%	8.5%	9%	—	—
40 - 44	8%	8.5%	9%	9.5%	10%	11%	—
45 - 49	9%	9.5%	10%	11%	12%	13%	14%
50 - 54	11%	12%	13%	14%	15%	16%	17%
55+	18%	18%	18%	18%	19%	20%	21%

For the purpose of determining the applicable percentage from this schedule in respect of any Participant, his age and period of Credited Employment shall be calculated on each Quarter Day. The Contributions payable for the ensuing three month period shall be the monetary amount determined by applying the appropriate percentage to one-quarter of the Compensation applying on the Quarter Day.

		The Companies shall have the power in respect of any Associated Employer or Company (by giving notice to the Trustee) to offset, against the Contributions payable in accordance with this Section 3 in respect of Participants employed by said Associated Employer or Company, contributions payable under local country plans in respect of said Participants in respect of the same Compensation.

	3.3	Contributions from Surplus: Contributions payable from time to time in accordance with Section 3.2 may be offset from the Surplus, as decided by the Trustee.

Deed of Variation 14.11.05	3.4	Voluntary Contributions: Each Participant other than those resident in Switzerland shall have the free option to pay personal Voluntary Contributions on such basis and with such regularity as may be permitted from time to time by the Companies and the Trustee. Participants resident in Switzerland are not permitted to pay personal Voluntary Contributions during such period of time as the Retirement Plan is recognised as a Swiss Retirement Plan by the appropriate Swiss Tax Authorities.

		Such Voluntary Contributions may be paid direct via the Administrator in such manner as the Administrator agrees from time to time or via the Associated Employer or Company by payroll reduction or deduction or in such other manner as the Associated Employer or Company agrees with the Participant.

		A Participant who has made the election provided under Section 2.3 to have his Retirement Account at risk in accordance with Section 14 of the Rules and desires to make Voluntary Contributions by payroll reduction shall elect in writing to the Administrator the amount of such payroll

		reduction to be effective for a calendar year not later than January 1 of such year and such election shall be irrevocable for such calendar year; provided the Administrator may, in its sole discretion, permit a Participant to increase, decrease or discontinue such payroll reduction prospectively with respect to services not yet performed.

Deed of Variation 07.03.01		Each Participant shall have the right at any time to request payment of part or all of the portion of his Retirement Account secured by his Voluntary Contributions. Approval of such request shall be at the discretion of the Trustee.
	3.5	Payment of Contributions: The Companies and the Trustee shall use their best endeavours to ensure all Contributions payable by an Employer are paid when due and in a timely fashion.

		A Participant’s Retirement Account shall be credited with the Contributions as and when received into the Plan, and the Companies and Trustee shall not be liable to the Participant for any non-payment or delayed payment of Contributions.

Deed of Variation 06.09.07	3.6	Payment of Tax on Contributions: Tax assessed on an Associated Employer on Contributions paid or payable by an Associated Employer in respect of a Participant shall either be deducted by an Associated Employer from the Contributions before such Contributions are paid into the Plan or if such Contributions have already been paid into the Plan, without deduction of tax, then the same may be recovered by an Associated Employer from the Trustee and debited by the Trustee to the Retirement Account of the Participant in question.

SECTION 4

RETIREMENT

Deed of Variation 29/2/00	4.1	Early Retirement: If a Participant retires from Credited Employment on his Early Retirement Date he shall be entitled to benefits from this Plan in accordance with the terms of Section 8 of these Rules.
4.2

Normal Retirement: If a Participant retires from Credited Employment on his Normal Retirement Date he shall be entitled to benefits from this Plan in accordance with the terms of Section 5 of these Rules.

4.3

Postponed Retirement: If a Participant remains in Credited Employment past his Normal Retirement Date, Contributions in accordance with Section 3 of these Rules shall continue to be paid up to his Postponed Retirement Date. On his retirement on his Postponed Retirement Date a Participant shall be entitled to benefits from this Plan in accordance with the terms of Section 5 of these Rules.

SECTION 5

AMOUNT OF RETIREMENT BENEFIT

Deed of Variation 29.02.00 Deed of Variation 07/03/01	5.1	Retirement Benefit: The benefit payable to a Participant treated as retiring on his Normal or Postponed Retirement Date shall be the cash value realised on liquidation of the whole of his Retirement Account. If the Participant is a Benefit Debit Member the benefit payable to a surviving Ex-Spouse shall be the cash value realised on liquidation of the whole of the Ex-Spouse Retirement Account.

Deed of Variation 07/03/01	5.2	Payment of Benefit: The benefit payable to a Participant or Ex-Spouse under Section 5.1 of these Rules shall be payable in lump sum form by cheque or banker’s draft, subject only to any withholding for tax which the Trustee may from time to time be required to enforce.

Deed of Variation 07/03/01		The Participant or Ex-Spouse shall be personally accountable for any tax liability arising from the payment of this benefit.

Deed of Variation 07/03/01		The Participant or Ex-Spouse may request the Trustee to effect payment of this benefit to another person on their behalf.

Deed of Variation 07/03/01	5.3	Optional Forms of Benefit: In lieu of a benefit payment in accordance with Section 5.2 of these Rules a Participant or Ex-Spouse may elect to apply part or all of the lump sum benefit to secure:

Deed of Variation 07/03/01		(a) an annuity payable for the lifetime of the Participant or Ex-Spouse
		(b) an annuity payable for the lifetime of the Participant or Ex-Spouse, and continuing in full or in part to a named dependant upon the death of the Participant or Ex-Spouse or

		(c) an annuity payable in such other form as may be requested by the Participant or Ex-Spouse and agreed by the Trustee.

Deed of Variation 07/03/01

Upon receiving such request from a Participant or Ex-Spouse, the Trustee shall arrange through the Administrator for quotations to be obtained from suitable insurance companies for consideration by the Participant or Ex-Spouse. Any annuity contracts effected by the Participant or Ex-Spouse shall be the property of the Participant or Ex-Spouse and shall be outside this Plan, and the Trustee shall have no further liability or responsibility with respect to such annuity.

Deed of Variation 07/03/01	5.4	Discharge of Liability: Payment of benefit made in accordance with Section 5.2 and/or Section 5.3 of these Rules shall be full and complete discharge to the Trustee of any further liability to the Participant or Ex-Spouse from this Plan.

SECTION 6

IN THE EVENT OF DISABILITY

6.1	Treatment: In the event a Participant suffers Disability he shall be treated as a full Participant during the period of continuous Disability until the earlier of his death or Normal Retirement Date.

6.2	End of Disability: If the Disability of a Participant ends due to recovery or the cessation for any reason of income benefit payments from the Long Term Disability Plan before Early or Normal Retirement Date, and the Participant’s Credited Employment ceases, the Participant shall be treated as terminated and be entitled to benefits from this Plan in accordance with Section 8.

6.3	Contributions: The Associated Employer or Company shall cease to be liable to pay Contributions in respect of a Participant suffering Disability as from the date income payments commence under the Long Term Disability Plan, and for so long as Disability continues.

During such period of Disability and with the approval of the Companies and Trustee, this Plan shall pay the Contributions otherwise payable by the Associated Employer or Company (but based on the Compensation of the Participant at the date Disability commenced) from the Surplus of this Plan. In the event there shall be insufficient Surplus in this Plan at any time to cover such Contributions payable, such Contributions shall be paid by the Companies or by such other entity or source as the Companies shall determine.

SECTION 7

IN THE EVENT OF DEATH

Deed of Variation 07/03/01	7.1	In Service: If a Participant dies while in Credited Employment (whether or not Contributions are payable) a lump sum benefit shall be payable equal to the realisable cash value of 100% (one hundred percentage points) of the Participant’s Retirement Account under the Plan. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to 100% of the Ex-Spouse Retirement Account.

Deed of Variation 07/03/01	7.2	After Retirement: If a Participant dies after retirement on his Early, Normal or Postponed Retirement Date, a lump sum benefit shall be payable equal to the realisable cash value of any vested balance still remaining in the Participant’s Retirement Account under the Plan. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to 100% of the Ex-Spouse Retirement Account.

Deed of Variation 07/03/01	7.3	After Termination of Service: If a Participant dies after cessation of Credited Employment and with a Retirement Account calculated and held under the Plan in accordance with the provisions of Sections 8.2 and 8.3 of these Rules, a lump sum benefit shall be payable equal to the realisable cash value of any balance still remaining in the said Retirement Account under the Plan. If the Participant is also a Benefit Debit Member a lump sum benefit shall also be payable to a surviving Ex-Spouse equal to 100% of the Ex-Spouse Retirement Account.

Deed of Variation 07/03/01	7.4	Payment of Benefit to a Designated Beneficiary: The lump sum benefit payable on death these Rules in respect of the Participant’s Retirement Account shall be in accordance with Sections 7.1, 7.2 or 7.3 of payable to the Participant’s Designated Beneficiary.

If the name of a Designated Beneficiary has not been lodged with the Trustee or the Designated Beneficiary so lodged is deemed invalid by the Trustee, the lump sum benefit shall be paid to a beneficiary or beneficiaries selected by the Trustee from among the natural objects of a Participant’s bounty, his dependants or his estate. Any determination so made by the Trustee shall be binding and conclusive upon all members of the above described classes and upon the estate of the Participant.

Deed of Variation 07/03/01	7.5	Payment of Benefit to an Ex-Spouse: Following the death of a Benefit Debit Member a lump sum benefit in respect of the Ex-Spouse Retirement Account shall be payable to the surviving Ex-Spouse.
7.6

Payment of Benefit following death of Ex-Spouse: In the event of the death of an Ex-Spouse prior to the payment of any benefit, a lump sum benefit shall be payable equal to 100% of the Ex-Spouse Retirement Account. Such benefit shall be payable to the Ex-Spouse’s Designated Beneficiary in accordance with Sub-Section 7.4, by substitution mutatis mutandis of the word Ex-Spouse” for “Participant”.

SECTION 8

IN THE EVENT OF TERMINATION OF EMPLOYMENT

Deed of Variation 28/2/00 Deed of Variation 14/11/05	8.1	Termination: In the event a Participant’s Credited Employment ceases other than due to transfer to employment with the Affiliated US Hotel Chain or death or retirement at Normal or Postponed Retirement Date a benefit entitlement shall arise in accordance with Section 8.2 of these Rules.

Deed of Variation 07/03/01 and 06.09.07	8.2	Benefit Entitlement: Unless otherwise directed by the Companies, the benefit entitlement of the Participant and, in the event that the Participant is also a Benefit Debit Member, the Ex-Spouse in accordance with Section 8.1 of these Rules shall be equal respectively to the Vested Interest of the Participant and the Ex-Spouse Vested Interest earned at the date Credited Employment ceased, in accordance with the following:
		(a)

For the purposes of assessing the Vested Interest applying in respect of Contributions paid into the Plan and any portion of Surplus added to the Participant’s Retirement Account, the following schedule shall apply:

Accrued Years of Credited Employment	Vested Interest
Less than 4	0%
at least 4 but less than 5	25%
at least 5 but less than 6	35%
at least 6 but less than 7	45%
at least 7 but less than 8	55%
at least 8 but less than 9	70%
at least 9 but less than 10	85%
10 or more	100%

(b)	The portion of the Participant’s Retirement Account related to Voluntary Contributions shall always accrue a 100% Vested Interest.

Deed of Variation 07/03/01		(c)	The Ex-Spouse Vested Interest shall be assessed by applying the percentage derived from the schedule in 8.2(a) to the value of the Ex-Spouse Retirement Account at the date Credited Employment ceased.

Deed of Variation 28/2/00	8.3	Payment of Benefit:
		(a)	In the event of a Participant leaving employment:-
(i) below the age of 55 years the Benefit entitlement calculated in accordance with 8.2(a) of the Rules shall be paid to the Participant upon leaving employment unless the Trustee does not consent.

In the event that the Trustee does not consent to the above, the Participant’s benefit entitlement shall be retained upon trust to be paid at normal retirement date or such earlier date as shall be agreed by the Trustee upon review;

Deed of Variation 07/03/01			In the event that the Participant leaving employment is also a Benefit Debit Member the benefit entitlement to a surviving Ex-Spouse shall be paid at the same time as the benefit entitlement to the Benefit Debit Member.

Deed of Variation 07/03/01 Deed of Variation 07/03/01			(ii) between the ages of 55-60 years the Participant may elect in respect of his entitlement calculated in accordance with 8.2(a) of the Rules:
(a) to receive his benefit entitlement upon leaving employment; or
(b) to leave all of his benefit entitlement upon trust within the Plan until Normal Retirement Date.

Deed of Variation 07/03/01 Deed of Variation 07/03/01		If the Participant elects to leave his benefit entitlement upon Trust to be paid at Normal Retirement Date the Participant may subsequently request payment prior to Normal Retirement Date. If this Participant is also a Benefit Debit Member then the Ex-Spouse may request payment at any time up to the date on which the Participant ultimately receives payment.
		(iii) Any benefit entitlement calculated in accordance with 8.2(b) of the Rules shall be paid to the Participant on request but not later than the date of payment of the entitlement under 8.2(a).

Deed of Variation 07/03/01	8.4	Non Entitlement: No Participant shall have any entitlement to that portion of his Retirement Account in which he has not accrued a Vested Interest. No Ex-Spouse shall have any entitlement to that portion of the Ex-Spouse Retirement Account to the extent that the Benefit Debit Member has not accrued a Vested Interest in the corresponding Retirement Account.

Deed of Variation 07/03/01	8.5	Discharge of Liability: Payment made in accordance with Section 8.3 of these Rules shall be full and complete discharge to the Trustee of any further liability to the Participant or Ex-Spouse from this Plan.

Deed of Variation 14.11.05	8.6	Payment of Tax: A Participant whose benefit entitlement has been retained upon trust to be paid at Normal Retirement Date or earlier may request payment at any time of an amount equal to any tax assessed on the Participant as payable thereon.

SECTION 9

BENEFIT WITHHOLDING

	9.1	Tax: The Trustee shall withhold from any benefit payment any income or other tax it may be required to deduct in accordance with any regulations as may be imposed upon this Plan from time to time.

The Trustee shall account to the appropriate authorities for any income or other tax withheld and shall advise the Participant of the details and amount of the withholding.

	9.2	Other Deductions: The Trustee shall not be able to deduct any other amounts from a Participant’s entitlement to cover any debt, lien or other amount owed or due an Associated Employer or Company without the express written authorization of a Participant, except as provided for in accordance with Section 14 of these Rules.

Deed of Variation 28/2/00	9.3	Withholding tax on distributions to Participants where the contributions to the Plan were made by US Employers subject to filing annual Federal Income Tax returns with the US Internal Revenue Service:

Any US Employer subject to US Federal and State income tax filing requirements shall be responsible for withholding and submitting the applicable Federal and State income tax on any contribution or distribution made to a Participant, for whom the contribution was made by the US Employer.

(a) For any Participant electing to have their benefits at risk in the event of insolvency or bankruptcy of any company in accordance with Section 14 “Insolvency or Bankruptcy of any Company”, the total amount of distribution made by the Plan to the Participant at termination of employment or retirement shall be subject to the applicable US Federal and State withholding tax.

(b)	For distributions under Section 9.3(a) above, the Trustee will reduce the distribution to the Participant by an amount equal to the applicable US Federal and State withholding tax. The Trustee will wire transfer such amount withheld to the US Employer for submission to the appropriate Federal and State agencies, as required. The US Employer will include the Gross distribution to the Participant and the amount of Federal and State income tax withheld on the Participant’s current year Form W-2 or will provide a separate Form W-2, as appropriate. The Participant will receive a distribution equal to the Gross amount in the Participant’s account less the applicable Federal and State income tax.

(c)	For any Participant electing not to have their benefits at risk in the event of insolvency or bankruptcy of any company in accordance with Section 14 “Insolvency or Bankruptcy of any Company”, the applicable Federal and State withholding tax will be deducted from the quarterly (or periodic) contribution made by the US Employer into the Plan, on behalf of such Participant.

(d)	In accordance with Section 9.3(c), the US Employer will reduce the amount of the quarterly (or periodic) contribution made by the US Employer into the Plan by an amount equal to the applicable Federal and State withholding tax. The US Employer will include the Gross amount of such contribution in Wages of the Participant. The US Employer will include the Gross contribution to the Participant and the amount of Federal and State income tax withheld on the Participant’s current year Form W-2 or will provide a separate Form W-2, as appropriate. The distribution to the Participant on termination of employment or retirement, under Section 9.3(c) and this Section 9.3(d) will be computed in accordance with Section 9.3(e) below.

(e)	A portion of the distribution to the Participant on termination of employment or retirement, as per Section 9.3(c) and (d), will be subject to the applicable Federal and State withholding tax. The total distribution to the Participant from the Plan will be computed as follows in order to compute the previously “Non-taxed” portion of the distribution (i.e. the portion subject to applicable US Federal and State withholding tax), the final balance in the Participant’s account will be reduced by the cumulative amount of the quarterly (or periodic) contributions made by the US Employer and previously taxed in the year of the contribution as per Section 9.3(c) and (d) above.

The applicable Federal and State income tax will be withheld by the Trustee based on the “Non-taxed” amount only. If the “Non-taxed” amount is a negative amount, no tax withholding is required.

The participant will receive a distribution from the Plan equal to the Gross amount in the Participant’s account less the applicable Federal and State income tax withheld on the “Non-taxed” portion.

The Trustee will wire transfer the amount of tax withheld to the US Employer for submission to the appropriate Federal and State agencies, as required. The US Employer will include the “Non-taxed” distribution to the Participant and the amount of Federal and State income tax withheld on the Participant’s current year Form W-2 or will provide a separate Form W-2, as appropriate.

The US Employer will provide the Trustee with the applicable Federal and State Withholding Tax rates (%) as part of the required Termination Form submitted by the Participant in order to initiate a distribution from the Plan.

SECTION 10

MISCELLANEOUS

10.1	Construction of Plan: The validity of the Plan and of any of the provisions thereof shall be determined under and shall be construed according to the laws of Guernsey.

Titles to sections and headings are for general information only and the Plan is not to be construed by reference thereto, unless the context determines otherwise.

The use of the masculine pronoun shall include the feminine gender whenever appropriate.

10.2	Corporate Office Personnel: Executives located at the corporate office of the Hyatt International Corporation in the USA (or such other US locations as the Companies shall decide) and who are members of the Hyatt International Corporation Employees Retirement Plan (“the US Plan”) and any successors thereof, and who become Participants of this Plan, shall have Contributions paid into this Plan in accordance with the following special provisions:

(a)	“Compensation” for the purposes of this Plan shall mean W-2 earnings for each Plan Year as reported to the Internal Revenue Service of the United States of America, plus the amount of Voluntary Contributions not included in W-2 earnings and contributed under the provisions of this Plan but excluding any amounts not directly related to salary and bonus received for services rendered.

(b)	Contributions payable in any Plan Year shall be the monetary unit derived from the application of the schedule in Section 3.2 of these Rules to the Compensation in Section 10.2a) of these Rules, less the amount paid or payable into the US Plan for the same Plan Year.

10.3	Currency of Payment: All benefits from the Plan are payable in US Dollars. Where a Participant requests payment of a benefit when it becomes due in another currency, the Trustee shall notify the Participant the conditions for payment in another currency, including the exchange rate applied in converting the benefits from US Dollars and the charges to be borne by the Participant.

10.4	Identity of Payee: The determination of the Trustee as to the identity of the proper payee of any benefit under the Plan and the amount of such benefit properly payable shall be conclusive, and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such benefit.

10.5	Increasing Participants’ Retirement Accounts: In the event the Trustee determines a part or all of the Surplus shall be applied to increasing Participants’ Retirement Accounts, the following provisions shall apply:

(a)	the Trustee shall determine the amount and manner by which each Participant’s Retirement Account shall be increased having regard for equity of treatment as between one Participant and another

(b)	the increase shall be calculated upon and be awarded to that portion of each Participant’s Retirement Account attributable to Contributions paid by an Associated Employer or Company.

10.6	Investment of Plan Assets: The Trustee shall be responsible for the investment of the Contributions and Voluntary Contributions and other assets of the Plan consistent with the objective of providing retirement and other benefits for Participants of the Plan.

The Trustee shall cause such investments and assets of the Plan (whether placed direct by the Trustee or by any Investment Manager appointed from time to time) to be held for the absolute benefit of the Participants according to their Vested Interests in their Retirement Accounts.

The Trustee shall not be liable, individually or collectively, for any loss of or depreciation in the assets of the Plan provided that any such loss or depreciation is not due to wilful act, neglect or default.

Deed of Variation 07/03/01	10.7	Non-alienation of Benefits: No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except to the extent defined in Sub-Section 10.14 of these Rules and any such action shall be void and of no effect; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Plan. If any person entitled to receive any benefit under the Plan shall become bankrupt, or be declared insolvent, or make a general assignment for the benefit of creditors, or attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit, except as specifically provided in the Plan, then such benefit in the discretion of the Trustee, shall cease and terminate. In that event, the Trustee shall hold such payments or apply the benefit or any part thereof to or for such person, his spouse, children, or other dependants, or any of them, in such manner and in such proportions as the Trustee shall in its sole discretion determine.

10.8	Non Vested Interest: In the event a benefit payment paid or payable to a Participant in accordance with the provisions of Section 5 or Section 8 of these Rules represents less than 100% Vested Interest, the difference shall be retained in the Plan to form part of the Surplus of the Plan.

10.9	Participants’ Entitlement to Surplus: No Participant shall have any entitlement to any portion of the Surplus until such portion shall have been transferred to his Retirement Account and then only in accordance with his Vested Interest.

10.10	Payment Due to an Incompetent: If the Trustee determines that any person to whom a payment is due in accordance with these Rules is incompetent to act by reason of age or physical or mental disability, the Trustee shall have power to cause the payments becoming due to such person to be made to another for the benefit of the incompetent, without responsibility of the Trustees to see to the application of such payment. Payments made pursuant to such power shall operate as a complete discharge to the Trustees of liabilities under this Plan.

10.11	Plan Not a Condition of Employment: The adoption and maintenance of this Plan shall not be deemed to constitute a contract between any Associated Employer or Company and any Participant, or to be consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give any Participant the right to be retained in the employ of an Associated Employer or Company or to interfere with the right of any Associated Employer or Company to discharge any Participant at any time.

10.12	Source of Payments: All benefits payable or provided by the Plan shall be paid from the assets of the Plan according to the amounts allocated to each Participants’ Retirement Account.

	10.13	Surplus: As of the end of each Plan Year the Trustee shall cause a calculation to be made of the assets and liabilities of the Plan as of that date. The amount by which the assets exceed the liabilities shall be deemed to be the Surplus existing as of the end of the Plan Year in question.

The Trustee shall have complete discretion over the use of the Surplus and its application or proportions thereof in any or all of the following ways:

		(a)	retaining a reserve to meet liabilities (actual or potential) in accordance with Section 6.3 of these Rules, or in accordance with the provisions of the governing Trust Deed

		(b)	increasing Participants’ Retirement Accounts

		(c)	meeting expenses related to the operation, communication, management and development of the Plan

		(d)	retaining a general contingency reserve

		(e)	offsetting Contributions payable by Associated Employers and Companies

		(f)	for any other purpose deemed reasonable and defensible taking account of the general intent and purpose of this Plan.

Deed of Variation 07/03/01	10.14	Benefit Splitting on Divorce: In the event that a Participant shall present the Trustee and Advisory Committee with a Benefit Sharing Order, the Participant shall be designated a Benefit Debit Member. The Trustee shall take all reasonable steps to ensure that a Benefit Debit is calculated in accordance with the Benefit Sharing Order. The Retirement Account of the Benefit Debit Member shall be reduced at the Relevant Date by the amount of the Benefit Debit and a separate

		Ex-Spouse Retirement Account established in respect of the Ex-Spouse in an amount equal to the Benefit Debit. The Trustee shall inform the Participant and the Ex-Spouse of the amount of the Benefit Debit and of the resultant Retirement Account and Ex-Spouse Retirement Account. If the Ex-Spouse is an Ex-Spouse Participant, the Ex-Spouse Retirement Account may at the discretion of the Trustee be combined with the existing Retirement Account of the Ex-Spouse Participant.

Deed of Variation 11.03.03	10.15	Time Limit for payment of benefit: No person to or in respect of whom any benefit is payable under the Plan shall be entitled to claim the payment of any such benefit more than six years after the payment of the benefit has fallen due if the reason fro the non-payment of benefit or part thereof (as the case may be) within the said period of six years was the failure of any person to make any claim and the lack of any knowledge by the Trustee of the existence or whereabouts of that person.

Deed of Variation 14.11.05	10.16	New US Plan: As from the 1st January 2005, United States based Participants whilst employed by Hyatt International Corporation or its United States subsidiaries shall have Contributions paid into the new US Retirement Plan. Such period of employment shall not constitute a break in Credited Employment of the Participant. The Participant’s existing Retirement Account shall continue to be held under the Plan. Effective January 1, 2005, no contributions shall be made by Hyatt International Corporation or its United States subsidiaries into the Plan, and Participants will be prohibited from making Personal Voluntary Contributions into the Plan.

SECTION 11

TERMINATION AND MERGER

	11.1	Ceasing to be an Associated Employer: In the event an Associated Employer shall cease to be an Associated Employer for the purposes of this Plan, said Associated Employer shall cease to participate in this Plan and shall cease to pay Contributions from a date agreed between the Companies and the Associated Employer. Participants employed by the Associated Employer and in respect of whom Credited Employment is not continued with another Associated Employer or Company shall be entitled to benefits from this Plan determined in accordance with the provisions of Section 8 of these Rules as though Credited Employment had ended on the date the Associated Employer’s participation in this Plan ceased.

Deed of Variation 06.09.07	11.2	Associated Employer ceasing to Participate: With the approval of the Companies each Associated Employer may terminate its participation in this Plan while remaining an Associated Employer, in respect of some of all Participants of the Associated Employer in question. The Companies shall have the right to terminate any Associated Employer’s participation in this Plan while said Associated Employer remains an Associated Employer.

		In the event the participation in this Plan is terminated by or in respect of an Associated Employer as regards some or all Participants of the said Associated Employer, all such Participants of the said Associated Employer (and in respect of whom Credited Employment is not continued with another Associated Employer) shall be treated as an inactive Participant in line with Rule 2.4.

	11.3	All Associated Employers and Companies ceasing to Participate: In the event participation in this Plan is terminated by or in respect of all

Associated Employers and Companies, the Companies shall decide whether the Plan shall be continued as a Closed Plan with no further Contributions or new Participants, or whether the Plan shall be wound up. The entitlements of Participants and the disposal of the assets of the Plan shall be in accordance with whichever of the following the Companies decide:

a)	Closed Plan: in the event the Companies shall decide to continue the Plan as a closed Plan, the provisions of Section 11.2 of these Rules shall be applied.

b)	Wound up Plan: in the event the Companies shall decide to wind up and terminate the Plan, all Participants shall have immediate entitlement to their Retirement Accounts on the basis all Participants shall be treated as having a 100% Vested Interest.

The Trustee with the approval of the Companies shall determine in what manner extent and proportions the Surplus determined on wind up of this Plan shall be used for any or all of the following purposes:

i)	meeting expenses of the Companies, the Trustee or its agents related to winding up the Plan

ii)	meeting outstanding expenses of the Administrator

iii)	increasing Participants’ Retirement Accounts following the generalities of Section 10.5 of these Rules

iv)	making a payment to the Companies or any Associated Employer,

v)	making a payment to any other plan operated or participated in by the Companies for the general benefit of Participants

vi)	for any other purpose deemed reasonable and defensible taking account of the general intent and purpose of this Plan.

11.4	Merger, Consolidation or Transfer: The Companies shall have the right to merge, consolidate with or transfer the obligations of this Plan into any other plan operated by or on behalf of the Companies or participated in by the Companies. In the event of such merger, consolidation or transfer each Participant of this Plan shall be entitled to a benefit under the other plan as of the date of merger, consolidation or transfer which shall be at least equal to the value of the benefit he would have been entitled to from this Plan determined in accordance with Section 8 of these Rules as if his Credited Employment was deemed to have ended on the date of merger, consolidation or transfer.

No merger, consolidation or transfer shall reduce a Participant’s entitlement without the written consent of the Participant.

SECTION 12

AMENDMENT

12.1	Power to Amend: The Companies reserve the right to modify, alter or amend the Plan hereunder at any time and from time to time to any extent that it may deem advisable. Such amendments shall be set forth in a deed or an instrument in writing, duly executed on behalf of the Companies and by the Trustee, as an alteration to these Rules.

12.2	Non-Reduction in Accrued Benefits: No such modification, alteration or amendment to the Plan shall reduce or adversely affect the benefits accrued to Participants in accordance with their Vested Interests without the written consent of such Participants.

SECTION 13

ADOPTION OF PLAN BY SUCCESSOR

13.1	Associated Employer: A successor to the business of any Associated Employer by whatever form or manner resulting, may request designation from the Companies as an Associated Employer for the purposes of the Plan and if so designated may adopt and continue to participate in the Plan.

13.2	Company: A successor to the business of a Company, by whatever form or manner resulting, may adopt and continue the Plan by a deed executed by such successor, the remaining original Companies and the Trustee provided such successor shall have the same business relationship with the remaining original Companies and Associated Companies as existed with the company succeeded. Such successor shall succeed to all rights, powers, duties and obligations held by the Company under these Rules.

13.3	Credited Employment: The Credited Employment of any Participant who is continued in the employ of any successor adopting this Plan in accordance with the provisions of Section 13.1 or Section 13.2 of these Rules shall not be deemed to have been terminated or severed for the purposes of this Plan.

SECTION 14

INSOLVENCY OR BANKRUPTCY OF ANY COMPANY

This Section of the Rules shall apply in respect of the benefits provided to any Participant who elects, in accordance with Section 2.3 of the Rules, to have his benefits at risk in the event of insolvency or bankruptcy of any Company.

14.1	Determination of Insolvency & Bankruptcy: A Company shall be deemed to be insolvent or bankrupt upon the occurrence of any of the following:

(a)	The Company shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver, liquidator, sequestrator or any trustee for it or a substantial part of its assets and shall commence any case under any bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such case shall have been commenced against it, in which an order for relief is entered or which remains undismissed; or the Company by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or case or order for relief or to the appointment of any custodian, receiver or any trustee for it for any substantial part of any of its property, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged; or

(b)	The Company shall generally not pay its debts as such debts become due or shall cease to pay its debts in the ordinary course of business.

14.2	Notification of Insolvency or Bankruptcy: In the event a Company shall become insolvent or bankrupt in accordance with Section 14.1 of these Rules that Company, through its highest ranking officer, shall advise the Trustee in writing properly delivered of its insolvency or bankruptcy.

Upon the Trustee receiving notice in writing properly delivered of the insolvency or bankruptcy of a Company, as from the date of receipt of such notice the Trustee shall cease making any benefit payment to any Participant in respect of that portion of his Retirement Account attributable to Contributions (and investment earnings thereon) made by said Company and any Associated Employer within the geographic area of responsibility of said Company and held under the Plan.

Furthermore the Trustee, employing the services of the Actuary as it deems necessary, shall identify said portion of each Retirement Account of each Participant in respect of whom Contributions have been made by said Company and any Associated Employer within the geographic area of responsibility of said Company. The Trustee shall liquidate for cash the assets in the Plan representing said portions and shall hold the cash realised in an escrow account in the Plan. Said escrow account shall be held by the Trustee for the benefit of the creditors of the said Company pending disposal in accordance with the provisions of Section 14.3 of these Rules.

The Trustee shall not be liable:

(a)	to the said Company or its creditors for benefit payments made to Participants in good faith prior to receiving notice properly delivered of the insolvency or bankruptcy of said Company.

(b)	to any Participant for the portion of his Retirement Account properly withheld in accordance with the provisions of this

Section 14.2 of the Rules and to which the Participant ceases to be entitled in accordance with the provisions of this Section 14.2 of the Rules.

14.3	Disposal of the Escrow Account: The Trustee shall notify the duly appointed receiver or other person authorised to act by a court of law of the amount held in the escrow account referred to in Section 14.2 of these Rules.

The Trustee shall deliver the entire amount of the said escrow account to a person or entity as a court of competent jurisdiction, or a duly appointed receiver or other person authorised to act by a court, shall direct to make the escrow account available to satisfy the claims of the general creditors of the Company in insolvency or bankruptcy.

Delivery of the escrow account in accordance with the provisions of this Section 14.3 of the Rules shall constitute a full and complete discharge to the Trustee of any further liability in respect of said escrow account.

If all or any portion of the said escrow account is made available to meet the claims of general creditors of said Company, resulting in a decrease in the funds available to pay benefits to affected Participants by the Trustee, each affected Participant shall be treated as a general unsecured creditor of the Company to the extent of the reduction of funds available to pay his Plan benefit by the Trustee. The amount allocable to each affected Participant for the payment of such Participant’s claim for Plan benefits in the bankruptcy or insolvency proceeding of the Company shall be returned to the Trustee to be held for the benefit of the Participant as provided in the Plan.

14.4	Information to Participants: In the event the provisions of Section 14 of the Rules are applied, the Trustee shall duly notify each affected Participant of the manner in which and extent to which his Retirement Account has been or will be affected.

SECTION 15

TRANSFER OF BENEFIT RIGHTS

Deed of Variation 07/03/01	15.1	Transfer Rights: Subject to the approval of the Committee in respect of employer paid Contributions received from any other Plan operated by the Company or an associated employer, the Trustee shall permit the transfer of benefit rights into or out of the Plan in accordance with the provisions set out in this Section 15 of the Rules.

	15.2	Transfer in: A Participant may transfer or arrange to be transferred into the Plan a cash sum in respect of benefit rights earned under a previous employer’s plan or any other plan operated by the Company or an Associated Employer.

		The cash sum received, if not in US Dollars, shall be converted to US Dollars at the expense of the Participant. The cash sum received shall be applied to the Participant’s Retirement Account on whichever of the following bases is appropriate:

		(a) As a Voluntary Contribution if the payment is received from a previous employer’s plan;

		(b) As an employer paid Contribution if the payment is received from any other plan operated by the Company or an Associated Employer, save that any portion of the payment received attributable to the Participant’s own Contributions shall be treated as a Voluntary Contribution.

Deed of Variation 29/2/00	15.3	Transfer Out: A Participant entitled to a benefit from this Plan in accordance with Section 5.1 or Section 8 of these Rules may request the Vested Interest in his Retirement Account be transferred to any plan capable and empowered to receive a payment in respect of his Vested Interest.

The payment to be made to the new plan shall be cash value in US Dollars realised in liquidisation of the Participant’s Vested Interest in his Retirement Account.

15.4	Agreement: A Participant shall be required to signify his agreement to the terms of any transfer of benefit rights in writing to the Trustee, in such form as the Trustee shall determine.

THIS DEED OF VARIATION is made the 19TH day of SEPTEMBER Two thousand and eight.

BY:

HSBC TRUSTEE (GUERNSEY) LIMITED whose registered office is at Park Place, Park Street in the Parish of St Peter Port in the Island of Guernsey in its capacity as Trustee of the Hyatt International Hotels Master Benefits Trust (hereinafter called “the Trustee”)

AND

HYATT INTERNATIONAL ASIA PACIFIC LIMITED whose registered office is situated at 1301 The Gateway, Tower 1,25 Canton Road, Kowloon, Hong Kong HYATT INTERNATIONAL (EUROPE AFRICA MIDDLE EAST) LLC whose registered office is situated at Balz-Zimmermannstrasse 7, P.O. Box, 8058 Zurich- Airport, Switzerland, HYATT INTERNATIONAL LATIN AMERICA LTD whose registered office is care of Caledonian Bank & Trust Limited, Caledonian House, Mary Street, P O Box 1043, Georgetown, Grand Cayman, Cayman Islands and HYATT INTERNATIONAL SOUTH WEST ASIA LIMITED whose registered office is care of Grand Hyatt Dubai, P.O. Box 7978, Oud Mehta, Dubai, United Arab Emirates (hereinafter together called “the Companies”)

WHEREAS:

A	By a deed dated the 15th day of September 1992 (“the Trust Deed”)

Bermuda Trust (Guernsey) Limited and the Companies established a trust known as The Hyatt International Hotels Master Benefits Trust (hereinafter called “the Scheme”).

B

Pursuant to the Amalgamation of Companies Ordinance 1997, Bermuda Trust (Guernsey) Limited and HSBC Trustee (Guernsey) Limited amalgamated on 1st January 2005, the amalgamated company being known as HSBC Trustee (Guernsey) Limited.

C	As a consequence of B above the Trustee is the trustee of the Scheme.

D	Certain employee benefit arrangements exist sponsored by the Companies to provide retirement and other benefits for and in respect of certain employees of the Companies and of any Associated Employer.

E	By virtue of Clause 14 of the Trust Deed of the Scheme the Trustee has the power to supplement or amend the Trust Deed and Rules.

F	The Trustee has resolved to amend the Rules in respect of the Retirement Plan (“RP”) and the Supplemental Retirement Plan (“SRP”).

NOW THIS DEED WITNESSETH:

Where appropriate words and phrases shall have the same meaning as in the Trust Deed and the Rules.

1	Rules of the Retirement Plan:

In pursuance of the power for that purpose vested in it by Section 14 of the Trust Deed, the Trustee hereby amends the rules of the RP as follows:

Sub-Section 8.2(a) shall be amended by the deletion in full of the present Sub-Section 8.2(a) and the substitution therefor of a new Sub-Section 8.2(a) as follows:

“8.2(a) For the purposes of assessing the Vested Interest applying in respect of Contributions paid into the Plan and any portion of Surplus added to the Participant’s retirement Account, the following schedule shall apply:-

Accrued Years of Credited Employment	Vested Interest
Less than 2	0%
At least 2 but less than 3	25%
At least 3 but less than 4	50%
At least 4 but less than 5	75%
5 or more	100%

2	Rules of the Supplemental Retirement Plan:

In pursuance of the power for that purpose vested in it by Section 14 of the Trust Deed, the Trustee hereby amends the rules of the SRP as follows:

a)	Sub-Section 1.8(a)(v) shall be amended by the deletion in full of the present Sub-Section 1.8(a)(v) and the substitution therefor of a new Sub-Section 1.8(a)(v) as follows:

“1.8(a)(v) Exclusions to compensation salary will be payments under the Hotel Incentive Compensation Programme, housing, food, hardship and other similar type allowances which shall not be considered compensation.”

b)	Sub-Section 1.8(b) shall be amended by the deletion in full of the present Sub-Section 1.8(b) and the substitution therefor of a new Sub-Section 1.8(b) as follows:

“1.8(b) The Benefit Compensation for Group 1 and Group 2 General Managers and Managers shall be the Mid-point Range of the Grade of Hotel at which the General Manager is employed. Division, Area and Regional allowances will be added to Benefit Compensation at gross. Payments under the Hotel Incentive Compensation Programme are excluded from Benefit Compensation.”

3	This Deed shall take effect as from 1st January 2008.

4(A)	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, which shall not be effective until each party has executed at least one counterpart.

4(B)	Each counterpart shall constitute an original of this Deed but all counterparts together shall constitute one and the same instrument.

5	This Deed shall be governed by the laws of Guernsey.

IN WITNESS WHEREOF the Trustee has caused its Common Seal to be affixed and the Companies have countersigned in the manner hereafter the day and year first above written.

The COMMON SEAL of HSBC TRUSTEE (GUERNSEY) LIMITED was hereunto affixed in the presence of:	Rebecca Rusch Authorised Signatory

/s/ Rebecca Rusch
Rebecca Rusch

SIGNED for and on behalf of HYATT INTERNATIONAL ASIA PACIFIC LIMITED in the presence of:

/s/ Patrick Wong
Patrick Wong

SIGNED for and on behalf of HYATT INTERNATIONAL (EUROPE AFRICA MIDDLE EAST) LLC in the presence of:

/s/ Gabhard Rainer
Gabhard Rainer

SIGNED for and on behalf of HYATT INTERNATIONAL LATIN AMERICA LIMITED in the presence of:

/s/ Jim Lawler
Jim Lawler

SIGNED for and on behalf of
HYATT INTERNATIONAL SOUTH WEST ASIA LIMITED in the presence of:

/s/ Peter Fulton
Peter Fulton

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